ITEM 28(j) - Accountant’s Consent.

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment No. 52 to the Registration Statement on Form N-1A of Midas Series Trust and to the use of our report dated February 24, 2012 on the financial statements and financial highlights of each of Midas Fund, Inc., Midas Magic, Inc. and Midas Perpetual Portfolio, Inc.  Such financial statements, financial highlights and report of independent registered public accounting firm appear in the 2011 Annual Report to Shareholders and are incorporated by reference in the Registration Statement and Prospectus.

TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
October 11, 2012